Exhibit 99.1

Contact:	Jim Gustafson DaVita Inc. 310-536-2585

DaVita Announces Chief Financial Officer

DENVER—(BUSINESS WIRE)—Mar. 5, 2010— DaVita Inc. (NYSE: DVA), a leading provider of kidney care services for those diagnosed with chronic kidney disease (CKD), today named Luis Borgen as its new Chief Financial Officer effective March 29, 2010.

Borgen, 39, joins DaVita® after spending more than 12 years at Staples. Most recently, he was Senior Vice President, Finance for the U.S. Retail division of Staples, where he played a leading role in strategy development and business planning efforts, including financial strategy, real estate analysis, and six sigma efforts. Prior to this role, he served as Vice President, Corporate Financial Planning and Analysis where he led the global business planning efforts between 2002 and 2005. Borgen also served several years in the Corporate Treasury department including as Vice President and Assistant Treasurer. Prior to joining Staples in 1997, he served in the United States Air Force for five years, attaining the rank of Captain.

Borgen earned a bachelor of science in management from the United States Air Force Academy, a master of science in finance from Boston College, and an MBA from the University of Chicago.

Rich Whitney, who served as Chief Financial Officer from 2000 to 2004 and since 2008, will remain with DaVita in an executive role to assist with the management transition.

“Luis has a proven track record across a variety of finance roles in a large multi-site operating environment,” said Kent Thiry, Chairman and Chief Executive Officer of DaVita. “We are excited to have him join our team.”

DaVita is a registered trademark of DaVita Inc. All other trademarks are the property of their respective owners.

About DaVita

DaVita Inc., a FORTUNE 500® company, is a leading provider of kidney care in the United States, providing dialysis services and education for patients with chronic kidney failure and end stage renal disease. DaVita has been recognized as the only FORTUNE 500® company on WorldBlu’s annual List of Most Democratic Workplaces™. As of December 31, 2009, DaVita operated or provided administrative services at 1,530 outpatient dialysis facilities and acute units in approximately 720 hospitals located in 43 states and the District of Columbia, serving more than 118,000 patients. As part of DaVita’s commitment to building a healthy, caring community, DaVita develops, participates in and donates to numerous programs dedicated to transforming communities and creating positive, sustainable change for children, families and our environment. For more information about DaVita, its kidney education materials and its community programs, please visit www.davita.com.